Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-283078 on Form S-3 and Registration Statement Nos. 333-275131 and 333-278072 on Form S-8 of our report dated March 13, 2025, relating to the financial statements of Tourmaline Bio, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Morristown, NJ
March 13, 2025